Exhibit 99.1

CYS Investments, Inc. Announces Third Quarter 2016 Financial Results

For Immediate Release
NEW YORK, NY – October 26, 2016 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended September 30, 2016 (the "Third Quarter").

Third Quarter 2016 Summary Results

•	September 30, 2016 book value per common share of $9.79, after declaring a $0.25 dividend per common share on September 8, 2016, up from $9.55 at June 30, 2016.

•	GAAP net income available to common stockholders of $73.8 million, or $0.49 per diluted common share.

•	Core Earnings plus Drop Income of $39.1 million ($28.6 million Core Earnings and $10.5 million Drop Income), or $0.26 per diluted common share ($0.19 Core Earnings and $0.07 Drop Income).

•	Interest rate spread, net of hedge, including Drop Income, of 1.37%.

•	Operating expense ratio of 1.42%.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.72.

•	Leverage ratio of 6.96:1 at September 30, 2016.

•	Constant Prepayment Rate ("CPR") of 14.0%.

•	Total stockholder return on common equity of 5.13%.

Market Commentary

In the third quarter of 2016 (the "Third Quarter"), both long-term and short-term interest rates moved somewhat higher, reversing the trends of the first half of 2016 (the "First Half"). Short-term borrowing rates and longer-term rates moved higher as the markets anticipated a Federal Reserve (the "Fed") rate hike in the fourth quarter of 2016. Expectations continue to be for the pace of these hikes to be very slow, which is reflected by the modest rise in longer term interest rates experienced during the Third Quarter. However, despite the Fed's desire to normalize short-term interest rates, the emerging economic data continues to be below the Fed's expectations, which has caused the bond market to continue to push out its expectations for a rate hike into late 2016. The Federal Open Market Committee ("FOMC") decided to leave the target federal funds rate (the "Fed Funds Target Rate") unchanged in their July and September meetings. Much of the concern about slow growth stems from sluggish economic conditions in Europe and China. Domestically, payroll growth appears steady, albeit at a moderate rate, and inflation continues to run below the Fed's two percent target. This data serves to reduce any imminent pressure on the Fed to continue its progress towards normalizing the Fed Funds Target Rate. As prospects for sustained economic growth continued to diminish during the Third Quarter, the bond market further pushed down its expectations for the terminal level of the Fed Funds Target Rate. Current FOMC guidance provides that the pace of rate increases is likely to be slower with only one rate hike in 2016, not the four 2016 rate hikes anticipated in December 2015, and a terminal Fed Funds Target Rate of less than 3% over the very long run (2020 and beyond). While the FOMC’s projections continue to move lower, they still remain substantially higher than bond market expectations.

Reflecting the bond market’s recognition of the Fed’s commitment to normalizing rates, despite the diminished prospects for economic growth, the bond market backed up and the yield on the 10-year U.S. Treasury rose to 1.59% at September 30, 2016, up 12 basis points ("bps") during the Third Quarter. Interest rate swaps, our primary hedging instruments, rose by even more, with the 5-year swap rates rising by 20 bps during the Third Quarter. While yields on U.S. Treasuries and interest rate swaps rose during the quarter, the prices of our Agency RMBS varied, with some increasing and others decreasing during the Third Quarter. In the aggregate, we recognized a net realized and unrealized loss on our investments of approximately $(18.4) million during the Third Quarter, offset by a $63.6 million net realized and unrealized gain on our interest rate hedges, resulting in an increase in book value.

While prepayments picked up in the Third Quarter, the wave of refinancing activity appears short-lived. CYS's portfolio prepaid at a weighted-average rate of 14.0% in the Third Quarter. With the rise in yields in the Third Quarter and the onset of slower housing turnover during the winter months, in addition to lower day counts, we expect that prepayments will fall over the next several months.

As of September 30, 2016, we had substantial available liquidity of $1.24 billion, or 70.3% of our equity. At September 30, 2016, leverage, on a debt to equity basis, including to-be-announced ("TBA") securities accounted for as derivatives ("TBA Derivatives"), was stable at 6.96:1 compared to 6.91:1 at June 30, 2016. At the beginning of the first quarter of 2016 (the "First Quarter"), our net duration gap was 0.74 years; net duration gap declined to 0.30 years at March 31, 2016; it was virtually unchanged at 0.35 years on June 30, 2016, and was 0.50 years at September 30, 2016.

Third Quarter 2016 Results
The Company’s book value per common share on September 30, 2016 was $9.79, compared to $9.55 at June 30, 2016, after declaring a $0.25 dividend per common share on September 8, 2016. The book value was positively impacted by an increase in the value of the Company's interest rate swaps and caps during the Third Quarter, which was partially offset by a net realized and unrealized loss in the value of our investments.
The Company generated net income available to common stockholders of $73.8 million in the Third Quarter, or $0.49 per diluted common share, compared to $51.0 million, or $0.34 per diluted common share, in the second quarter of 2016 (the "Second Quarter"), the key components of which are explained below.
In the Third Quarter, the Company generated Core Earnings (defined below) plus Drop Income (defined below) of $39.1 million, or $0.26 per diluted common share, comprised of Core Earnings of $28.6 million, or $0.19 per diluted common share, and Drop Income of $10.5 million, or $0.07 per diluted common share. This compares to Core Earnings plus Drop Income of $38.7 million, or $0.26 per diluted common share, comprised of Core Earnings of $30.7 million, or $0.20 per diluted common share, and Drop Income of $8.0 million, or $0.06 per diluted common share in the Second Quarter. Core Earnings decreased in the Third Quarter from the Second Quarter primarily as a result of a $5.2 million decrease in total interest income. The decrease in total interest income largely resulted from an increase in prepayment speeds, a decline in average settled Debt Securities and portfolio repositioning toward the end of the Second Quarter when we recycled out of a portion of 30-Year 4.0% and 3.0%, and 15-Year 3.0% Agency RMBS securities into 15-Year 2.5% Agency RMBS and U.S. Treasuries in anticipation of an increase in prepayments. For these reasons, despite an increase in prepayment speeds during the Third Quarter, we recognized approximately $0.5 million less amortization expense compared to the Second Quarter. The decrease in Core Earnings in the Third Quarter was offset by (i) a $1.2 million decrease in interest expense on borrowings due to a decrease in the average cost of funds and average borrowings under repurchase agreements ("repo borrowings") and FHLBC Advances, (ii) a $2.3 million decrease in swap and cap interest expense, and (iii) a $0.5 million decrease in premium amortization. Drop Income increased by $2.5 million in the Third Quarter driven by an increase in activity resulting from the relative attractiveness of the TBA securities market and a higher volume of forward settling transactions from which we derive Drop Income.
In the Third Quarter, total interest income decreased to $69.7 million from $74.9 million in the Second Quarter as noted above, causing the average yield on our settled Debt Securities to decrease to 2.38% in the Third Quarter from 2.52% in the Second Quarter. The Third Quarter weighted-average experienced CPR increased to 14.0% from 12.9% in the Second Quarter, while amortization expense decreased $0.5 million to $22.1 million from $22.6 million in the Second Quarter for the reasons described above, which include a decrease in the average settled Debt Securities to $11.73 billion for the Third Quarter, compared to $11.89 billion during the Second Quarter.
The Company's net interest income of $52.2 million in the Third Quarter, down approximately $4.0 million from $56.2 million in the Second Quarter, is largely due to the decrease in total interest income described above. The decrease in total interest income was partially offset by a decrease in interest expense on our combined repo borrowings and Federal Home Loan Bank of Cincinnati ("FHLBC") advances ("FHLBC Advances", and collectively with repo borrowings, "Total Outstanding Borrowings") as a direct result of a decline in the average cost of funds to 0.68% in the Third Quarter, as compared to 0.72% in the Second Quarter, and due to lower average Total Outstanding Borrowings.

Economic net interest income and expense are non-GAAP measures. The following table presents a reconciliation of GAAP net interest income and total interest expense to economic net interest income and economic net interest expense, respectively, for each respective period.

(dollars in thousands)	Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016
Net interest income	$52,182	$56,170	$63,506
Swap and cap interest expense	12,493	14,779	18,398
Economic net interest income	$39,689	$41,391	$45,108

Total interest expense	$17,479	$18,687	$17,945
Swap and cap interest expense	12,493	14,779	18,398
Economic interest expense	$29,972	$33,466	$36,343
The Company's economic net interest income, which takes into account swap and cap interest expense, as well as interest expense on repo borrowings and FHLBC Advances, was $39.7 million in the Third Quarter, a decline of approximately $1.7 million from $41.4 million in the Second Quarter. The decrease in the economic net interest income was primarily due to lower net interest income, as explained above, which was partially offset by a decrease in swap and cap interest expense. A combination of the lower weighted-average notional of swaps and caps outstanding of $9.3 billion in the Third Quarter, compared to $9.7 billion in the Second Quarter, and an increase in the receive rate on resetting swaps as a direct result of an increase in the London Interbank Offered Rate ("LIBOR") during the Third Quarter, resulted in a $2.3 million decrease in swap and cap interest expense to $12.5 million in the Third Quarter, from $14.8 million in the Second Quarter. The weighted-average receive rate on our interest rate swaps was 0.77% at September 30, 2016, compared to 0.65% at June 30, 2016.
In the Third Quarter, economic interest expense, comprised of interest expense on repo borrowings and FHLBC Advances and swap and cap interest expense, was $30.0 million, compared to $33.5 million in the Second Quarter. Interest expense on repo borrowings and FHLBC Advances decreased to $17.5 million in the Third Quarter from $18.7 million in the Second Quarter due to a 4 bps decrease in the average cost of funds while swap and cap interest expense decreased to $12.5 million in the Third Quarter, from $14.8 million in the Second Quarter, as previously explained. Overall, the adjusted average cost of funds and hedge declined to 0.99% during the Third Quarter, compared to 1.14% during the Second Quarter. The Company’s interest rate spread net of hedge including Drop Income was slightly higher at 1.37% in the Third Quarter, compared to 1.36% in the Second Quarter.
The Company recognized an aggregate net realized and unrealized loss from investments of $(18.4) million in the Third Quarter, compared to a net realized and unrealized gain from investments of $65.3 million in the Second Quarter. The net loss on investments during the Third Quarter was generally driven by a decrease in the prices of our Agency RMBS. To illustrate, during the Third Quarter prices of 15-year 4.0% and 15-year 3.5% Agency RMBS decreased by $0.53 to $103.20 and by $0.56 to $105.42, respectively. These decreases were partially offset by an increase in the price of 15-year 2.5% and 15-year 3.0% Agency RMBS. The price of 15-year 2.5% Agency RMBS increased by $0.06 to $103.58 while the price of 15-year 3.0% Agency RMBS increased by $0.12 to $104.98 during the Third Quarter. During the Second Quarter, prices of 30-year 3.5% and 15-year 3.5% Agency RMBS increased by $0.63 to $105.55 and by $0.31 to $105.98, respectively.
The Company recognized a net realized and unrealized gain on derivative instruments of $63.6 million for the Third Quarter, comprised of $51.2 million of net realized and unrealized gain on swap and cap contracts, and $12.4 million of net realized and unrealized gain on TBA Derivatives, compared to a net realized and unrealized loss on derivative instruments of $(44.5) million in the Second Quarter, comprised of $(51.0) million net realized and unrealized loss on swap and cap contracts, and a $6.5 million net realized and unrealized gain on TBA Derivatives. The change was primarily due to higher interest rates during the Third Quarter, which caused the value of our hedges to increase, while interest rates decreased during the Second Quarter, causing the value our hedges to decrease. To illustrate, 5-year swap rates increased by 20 bps during the Third Quarter, whereas they decreased by 19 bps during the Second Quarter.
The Company’s operating expense ratio as a percentage of average stockholders' equity was 1.42% in the Third Quarter, compared to 1.36% in the Second Quarter.

Set forth below are summary financial data for the Third Quarter, Second Quarter and the First Quarter of 2016:
Summary Financial Data

(dollars in thousands except per share data)	Three Months Ended
Key Balance Sheet Metrics	September 30, 2016	June 30, 2016	March 31, 2016
Average settled Debt Securities (1)	$11,725,021	$11,887,351	$11,905,997
Average total Debt Securities (2)	$13,596,739	$13,230,800	$12,945,855
Average repurchase agreements and FHLBC Advances (3)	$10,223,051	$10,412,784	$10,492,636
Average Debt Securities liabilities (4)	$12,094,769	$11,756,233	$11,532,494
Average stockholders' equity (5)	$1,749,543	$1,725,879	$1,714,728
Average common shares outstanding (6)	151,414	151,452	151,788
Leverage ratio (at period end) (7)	6.96:1	6.91:1	6.76:1
Book value per common share (at period end) (8)	$9.79	$9.55	$9.46
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (9)	$103.72	$103.42	$103.76

Key Performance Metrics*
Average yield on settled Debt Securities (10)	2.38%	2.52%	2.74%
Average yield on total Debt Securities including Drop Income (11)	2.36%	2.50%	2.71%
Average cost of funds (12)	0.68%	0.72%	0.68%
Average cost of funds and hedge (13)	1.17%	1.29%	1.39%
Adjusted average cost of funds and hedge (14)	0.99%	1.14%	1.26%
Interest rate spread net of hedge (15)	1.21%	1.23%	1.35%
Interest rate spread net of hedge including Drop Income (16)	1.37%	1.36%	1.45%
Operating expense ratio (17)	1.42%	1.36%	1.48%
Total stockholder return on common equity (18)	5.13%	3.59%	3.85%
Constant prepayment rate (weighted-average experienced 1-month) (19)	14.0%	12.9%	7.6%
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(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities and all TBA contracts during the period.

(3)	The average repurchase agreements and FHLBC Advances are calculated by averaging the month end repurchase agreements and FHLBC Advances balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLBC Advances balances plus payable for securities purchased minus receivable for securities sold plus gross TBA Derivatives positions (as described below) by (ii) stockholders' equity.

(8)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(9)	The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using the weighted-average amortized cost by security divided by the current face at period end.

(10)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(11)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the consolidated statements of operations. Drop Income is the difference between the spot price and the forward settlement price for the same security on trade date. This difference is also the economic equivalent of the assumed net interest margin (yield minus financing costs) of the bond from trade date to settlement date. We derive Drop Income through utilization of forward settling transactions.

(12)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(13)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average repurchase agreements and FHLBC Advances.

(14)	The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average Debt Securities liabilities.

(15)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(16)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(17)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(18)	The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the end of the prior period.

(19)	CPR represents the weighted-average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio
Effective January 1, 2016, the Company recognized TBAs that do not qualify for the regular-way scope exception in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 815 - Derivatives and Hedging as derivatives (which we refer to as "TBA Derivatives"). TBA Derivatives are accounted for as a series of derivative transactions and are recorded as either assets or liabilities at fair value in the consolidated balance sheets with changes in fair value recognized in the consolidated statements of operations in "Net realized and unrealized gain (loss) on derivative instruments".
The Company's Debt Securities portfolio, including TBA Derivatives, at fair value, increased to approximately $14.0 billion at September 30, 2016, from $13.6 billion at June 30, 2016. During the Third Quarter we continued to reduce our Agency RMBS 30-Year 4.0% and 15-Year 3.0% holdings while adding 15-Year 2.5% securities to the portfolio in anticipation of an increase in prepayments.
The following tables detail the Company's Debt Securities portfolio, inclusive of $2.2 billion and $0.8 billion of TBA Derivatives at September 30, 2016 and June 30, 2016, respectively (dollars in thousands):

	September 30, 2016		June 30, 2016
	Fair Value	% of Total	Fair Value	% of Total
15-Year Fixed Rate	$7,572,953	55%	$5,989,553	44%
20-Year Fixed Rate	46,353	—%	49,494	—%
30-Year Fixed Rate	5,993,108	43%	6,318,345	46%
Hybrid ARMs	323,851	2%	349,814	3%
U.S. Treasuries	49,891	—%	884,213	7%
Total	$13,986,156	100%	$13,591,419	100%
    Key metrics related to the Company’s Debt Securities portfolio, inclusive of TBA Derivatives, as of September 30, 2016 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$7,252,393	$7,572,953	$102.91	$104.42	1.57%	2.82%	12.8%
20-Year Fixed Rate	42,226	46,353	102.70	109.77	1.50%	4.50%	19.2%
30-Year Fixed Rate	5,634,033	5,993,108	104.85	106.37	2.11%	3.64%	12.8%
Hybrid ARMs (3)	311,042	323,851	102.76	104.12	1.67%	2.90%	24.4%
U.S. Treasury Securities	50,000	49,891	99.89	99.78	0.75%	0.63%	n/a
Total	$13,289,694	$13,986,156	$103.72	$105.24	1.80%	3.17%	13.2%
__________

(1) Represents a forward yield and is calculated based on the cost basis of the security at September 30, 2016.

(2) Represents CPR for those bonds held at September 30, 2016. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the constant prepayment rate is an annualized version of the experienced prior three-month prepayment rate. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 64.6 at September 30, 2016. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.

In October 2016, the monthly weighted-average experienced CPR of the Company's Debt Securities declined to 15.0% from 17.1% in September 2016.
Leverage & Liquidity
Our leverage, which includes TBA Derivatives, was 6.96:1 at the end of the Third Quarter, compared to 6.91:1 at the end of the Second Quarter. As of September 30, 2016 and June 30, 2016, the Company financed its portfolio with approximately $9.6 billion and $10.4 billion, respectively, of Total Outstanding Borrowings and recognized a payable for securities purchased net of receivable for securities sold of approximately $0.4 billion and $0.7 billion, respectively.
At September 30, 2016 and June 30, 2016, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries, and cash and cash equivalents, was approximately $1.24 billion, or 70.3%, and $1.15 billion, or 66.6%, of stockholders' equity, respectively.
Financing
During the Third Quarter, the Company financed its investment portfolio with average Total Outstanding Borrowings of $10.2 billion, with an average cost of funds of 0.68%, compared to $10.4 billion and 0.72%, respectively, during the Second Quarter. Total interest expense decreased $1.2 million to $17.5 million in the Third Quarter, compared to $18.7 million for the Second Quarter, primarily due to lower average cost of funds and average Total Outstanding Borrowings during the Third Quarter.
During the Third Quarter, the Company did not experience a decline in the availability of repo borrowings. At September 30, 2016 repo borrowings with any individual counterparty were less than 8% of our Total Outstanding Borrowings. As of September 30, 2016, we had 49 counterparties available to finance the Company's operations through repo borrowings. During the Third Quarter, the Company repaid all of its remaining FHLBC Advances.
Below is a summary, by region, of our outstanding borrowings at September 30, 2016 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	22	$6,010,967	62.5%
Europe	8	2,232,537	23.2%
Asia	5	1,377,137	14.3%
Total	35	$9,620,641	100.0%

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. As of September 30, 2016, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed rate of 1.23%, a weighted-average receive rate of 0.77%, a weighted-average net pay rate of 0.46% and a weighted-average expiration of 3.3 years. The receive rate on the Company's swaps is the three-month LIBOR, which resets quarterly and stood at 0.85% at September 30, 2016, up from 0.65% at June 30, 2016. At September 30, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 3.3 years.
In the Third Quarter, we terminated a swap with a notional of $0.5 billion, a weighted-average pay rate of 0.77% and a remaining weighted-average expiration of 0.9 years. Our weighted-average fixed pay rate on swaps increased to 1.23% at September 30, 2016, compared to 1.19% at June 30, 2016, while the net pay rate on swaps decreased to 0.46% at September 30, 2016 from 0.54% at June 30, 2016 due to an increase in LIBOR during the Third Quarter.
As of June 30, 2016, the Company held swaps with an aggregate notional amount of $7.0 billion, a weighted-average fixed rate of 1.19%, a weighted-average receive rate of 0.65%, a weighted-average net pay rate of 0.54% and a weighted-a verage expiration of 3.4 years. At June 30, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 3.5 years.
Key provisions of the Company's outstanding swaps and caps at September 30, 2016 are summarized below (dollars in thousands):

Interest Rate Swaps	Weighted-Average
Expiration Year	Fixed Pay Rate	Receive Rate	Net Pay (Receive) Rate	Notional Amount	Fair Value
2017	0.82%	0.83%	(0.01)%	$1,000,000	$1,264
2018	1.00%	0.78%	0.22%	1,500,000	(557)
2020	1.45%	0.70%	0.75%	1,750,000	(22,083)
2021	1.21%	0.80%	0.41%	1,700,000	(3,157)
2022	1.98%	0.78%	1.20%	500,000	(20,887)
Total	1.23%	0.77%	0.46%	$6,450,000	$(45,420)

Interest Rate Caps	Weighted-Average
Expiration Year	Cap Rate	Receive Rate	Cap Rate	Notional Amount	Fair Value
2019	1.34%	n/a	1.34%	$800,000	$2,988
2020	1.25%	n/a	1.25%	1,700,000	12,929
Total	1.28%	n/a	1.28%	$2,500,000	$15,917

Duration Gap

Our net duration gap increased slightly to 0.50 at September 30, 2016, from 0.35 at June 30, 2016.

Drop Income
"Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the consolidated statements of operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on the trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS. The Company's Drop Income and average market value of all TBAs outstanding during the Third Quarter and Second Quarter follow (dollars in thousands):

	September 30, 2016	June 30, 2016	$ Change
Drop Income	$10,524	$7,996	$2,528
Average market value of all TBAs	1,851,353	1,290,798	560,555
Prepayments
The portfolio recognized $518.5 million in principal repayments and prepayments, experienced a weighted-average CPR of approximately 14.0% and net amortization expense of $22.1 million in the Third Quarter, compared to $516.6 million in principal repayments and prepayments, a weighted-average CPR of approximately 12.9% and net amortization expense of $22.6 million in the Second Quarter. The increase in CPR in the Third Quarter was principally due to lower mortgage interest rates persisting during the Second and Third Quarters, bond seasoning factors and an increase in the day count compared to the Second Quarter.

Dividend
The Company declared a common dividend of $0.25 per share for the Third Quarter, unchanged from the Second Quarter. Using the closing share price of $8.72 on September 30, 2016, the Third Quarter dividend equates to an annualized dividend yield of 11.5%.

Share Repurchase Program
The Company did not repurchase any shares in the Third Quarter. In the Second Quarter, we repurchased 162,548 shares of the Company's common stock at a weighted-average purchase price of $7.93 per share for an aggregate of approximately $1.3 million. As of September 30, 2016, the Company had approximately $155.5 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, October 27, 2016, to discuss its financial results for the Third Quarter. To participate in the call, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 1206064. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at www.cysinv.com.  To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, October 27, 2016, at approximately 12:00 PM Eastern Time through Thursday, November 10, 2016 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 1206064. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.
Additional Information
The Company plans to make available a supplemental presentation ("Presentation") for the benefit of its stockholders at the Company's website, www.cysinv.com, prior to the conference call. The Presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rates and interest rate volatility, the prices, supply and volatility of Agency RMBS, earnings, yields, investment environment, hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the Fed and the FOMC on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015*
	(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$2,192	$13,182	$6,262	$9,982
Investments in securities, at fair value:
Agency mortgage-backed securities (including pledged assets of $10,117,658, $10,106,787, $10,868,773 and $11,587,014, respectively)	11,742,018	11,879,933	12,888,430	12,927,996
U.S. Treasury securities (including pledged assets of $32,429, $884,213, $29,972 and $14,886, respectively)	49,891	884,213	29,972	99,711
Receivable for securities sold and principal repayments	2,598	1,507	1,586	1,084,844
Receivable for cash pledged as collateral	63,464	97,309	85,097	21,751
Interest receivable	33,273	32,460	34,033	34,563
Derivative assets, at fair value	29,869	24,650	32,701	100,778
Other investments	8,028	31,028	34,028	50,028
Other assets	2,787	1,625	1,219	1,051
Total assets	$11,934,120	$12,965,907	$13,113,328	$14,330,704
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$9,620,641	$9,849,501	$9,656,969	$8,987,776
FHLBC Advances, at fair value	—	575,000	649,553	2,098,701
Payable for securities purchased	424,476	652,619	937,163	1,475,974
Payable for cash received as collateral	10,882	4,826	9,141	18,534
Accrued interest payable	21,521	20,307	20,020	32,588
Accrued expenses and other liabilities	6,111	4,857	3,113	4,083
Dividends payable	42,264	42,259	43,809	4,410
Derivative liabilities, at fair value	50,240	95,529	85,461	14,024
Total liabilities	$10,176,135	$11,244,898	$11,405,229	$12,636,090
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (151,415, 151,394, 151,535 and 151,740 shares issued and outstanding, respectively)	1,514	1,514	1,515	1,517
Additional paid in capital	1,943,952	1,942,930	1,943,177	1,946,419
Retained earnings (accumulated deficit)	(453,381)	(489,335)	(502,493)	(519,222)
Total stockholders' equity	$1,757,985	$1,721,009	$1,708,099	$1,694,614
Total liabilities and stockholders' equity	$11,934,120	$12,965,907	$13,113,328	$14,330,704
Book value per common share	$9.79	$9.55	$9.46	$9.36
__________________
*    Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	March 31, 2016
Interest income:
Agency RMBS	$68,602	$74,176	$81,323
Other	1,059	681	128
Total interest income	69,661	74,857	81,451
Interest expense:
Repurchase agreements	17,265	16,910	15,886
FHLBC Advances	214	1,777	2,059
Total interest expense	17,479	18,687	17,945
Net interest income	52,182	56,170	63,506
Other income (loss):
Net realized gain (loss) on investments	18,155	36,359	1,202
Net unrealized gain (loss) on investments	(36,540)	28,915	162,286
Net unrealized gain (loss) on FHLBC Advances	—	(448)	(851)
Other income	308	387	463
Net realized and unrealized gain (loss) on investments, FHLBC Advances and other income	(18,077)	65,213	163,100
Swap and cap interest expense	(12,493)	(14,779)	(18,398)
Net realized and unrealized gain (loss) on derivative instruments	63,625	(44,535)	(140,524)
Net gain (loss) on derivative instruments	51,132	(59,314)	(158,922)
Total other income (loss)	33,055	5,899	4,178
Expenses:
Compensation and benefits	3,619	3,565	3,865
General, administrative and other	2,608	2,294	2,488
Total expenses	6,227	5,859	6,353
Net income (loss)	$79,010	$56,210	$61,331
Dividends on preferred stock	(5,203)	(5,203)	(5,203)
Net income (loss) available to common stockholders	$73,807	$51,007	$56,128
Net income (loss) per common share basic & diluted	$0.49	$0.34	$0.37
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized and unrealized gain (loss) on investments and derivative instruments, and net unrealized gain (loss) on FHLBC Advances. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.

The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments, and net unrealized gain (loss) on FHLBC Advances. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered a substitute for the Company's GAAP net income (loss), a measure of our financial performance or any measure of our liquidity under GAAP.
The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earning plus Drop Income for the periods presented.

	Three Months Ended
(dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	March 31, 2016
Net income (loss) available to common stockholders	$73,807	$51,007	$56,128
Net realized (gain) loss on investments	(18,155)	(36,359)	(1,202)
Net unrealized (gain) loss on investments	36,540	(28,915)	(162,286)
Net realized and unrealized (gain) loss on derivative instruments	(63,625)	44,535	140,524
Net unrealized (gain) loss on FHLBC Advances	—	448	851
Core Earnings	$28,567	$30,716	$34,015
Core Earnings per average share	$0.19	$0.20	$0.22
Drop Income	$10,524	$7,996	$6,315
Core Earnings plus Drop Income	$39,091	$38,712	$40,330
Core Earnings plus Drop Income per average share	$0.26	$0.26	$0.27